(d)(2)(M)

INVESTMENT SUB-ADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE INVESTMENT MANAGEMENT, INC.

This INVESTMENT SUB-ADVISORY AGREEMENT ("Agreement") is dated as of March 7, 2022, by and between T. Rowe Price Associates, Inc. (the "Adviser"), a corporation organized and existing under the laws of the State of Maryland, United States of America, and T. Rowe Price Investment Management, Inc. (the "Sub-adviser"), a corporation organized and existing under the laws of the State of Maryland, United States of America.

WHEREAS, the Adviser has entered into a Portfolio Management Agreement dated as of the 1st day of May, 2017 ("Advisory Agreement") between and among Voya Investments, LLC (the "Corporation") and Voya Investors Trust (the "Company"), on behalf of VY® T. Rowe Price Capital Appreciation Portfolio (the "Fund");

WHEREAS, the Fund is a separate series of the Company and is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

WHEREAS, the Adviser is engaged principally in the business of rendering investment supervisory services and is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment adviser under the United States Investment Advisers Act of 1940, as amended ("Advisers Act");

WHEREAS, the Sub-adviser is engaged in the business of, among other things, rendering investment supervisory services and is registered with the SEC as an investment adviser under the Advisers Act; and

WHEREAS, the Adviser is authorized under its Advisory Agreement to obtain such information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations under such Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-adviser to act as Sub-adviser to furnish certain investment advisory services to the Adviser on behalf of the Fund, and the Sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.Appointment. Adviser hereby appoints the Sub-adviser as its investment Sub-adviser with respect to the Fund for the period and on the terms set forth in this

Agreement. The Sub-adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.Duties of the Sub-adviser.

A. Investment Sub-advisory Services. Subject to the supervision of the Company's Board of Trustees ("Board"), the Corporation and the Adviser, the Sub-adviser shall act as the investment sub-adviser and shall supervise and direct the Fund's investments as specified by the Adviser from time to time, and in accordance with the Fund's investment objective(s), investment strategies, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as the Fund or Adviser may impose by notice in writing to the Sub-adviser. The Sub-adviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund allocated to the Sub-adviser in a manner consistent with the Fund's investment objective(s), investment strategies, policies, and restrictions. In furtherance of this duty, the Sub-adviser, on behalf of the Fund is authorized to:

(1)make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

(2)place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-adviser may select;

(3)vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Fund assets may be invested provided such materials have been forwarded to the Sub-adviser in a timely fashion by the Fund's custodian;

(4)instruct the Fund custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Fund, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Fund upon acquisition of the same for the Fund;

(5)maintain all or part of the Fund's uninvested assets in short- term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-adviser, including any other internal money market or short-term bond fund available for use only by clients of the Adviser and certain of its affiliates; and

(6)generally, perform any other act necessary to enable the Sub- adviser to carry out its obligations under this Agreement or as agreed upon with the Adviser.

B.Personnel, Office Space, and Facilities of Sub-adviser. The Sub- adviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Sub-adviser requires in the performance of its investment advisory and other obligations under this Agreement.

C.Further Duties of Sub-adviser. In all matters relating to the performance of this Agreement, the Sub-adviser shall act in conformity with the Company's Declaration of Trust and By-Laws, and the Fund's currently effective Registration Statement (as defined below) and with the written instructions and directions of the Board and the Adviser, and shall comply with the applicable requirements of the 1940 Act and Advisers Act and the rules thereunder, the SEC, the Financial Conduct Authority ("FCA"), and all other applicable United States, state, United Kingdom, and other laws and regulations.

3.Compensation. For the services provided and the expenses assumed by the Sub-adviser pursuant to this Agreement, the Adviser may pay the Sub-adviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Advisory Agreement with the Fund.

4.Duties of the Adviser.

A.The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement other than those assumed by the Sub-adviser, and shall oversee and review the Sub-adviser's performance of its duties under this Agreement.

B.Upon request from the Sub-adviser, the Adviser will furnish the Sub-adviser with copies of each of the following documents and any future amendments and supplements to such documents, if any, as soon as practicable after such request and such documents become available:

(1)The Amended & Restated Agreement and Declaration of Trust of the Company, as amended from time to time and as filed with the Secretary of the Commonwealth of Massachusetts, as in effect on the date hereof and as amended from time to time ("Declaration of Trust");

(2)The By-Laws of the Company as in effect on the date hereof and as amended from time to time ("By-Laws");

(3)Certified resolutions of the Company's Board authorizing the appointment of the Adviser and the Sub-adviser and approving the form of the Advisory Agreement and this Agreement;

(4)The Fund's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Fund and its shares and all amendments thereto ("Registration Statement");

(5)The Notification of Registration of the Fund under the 1940

Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)The Fund's Prospectus (as defined above); and

(7)A certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish the Sub-adviser with any further documents, materials or information that the Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5.Brokerage.

A.The Sub-adviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices; provided that, on behalf of the Fund, the Sub-adviser may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B.On occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner the Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

6.Ownership of Records. The Sub-adviser shall maintain all books and records required to be maintained by the Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-adviser hereby agrees (i) that all records that it maintains for the Fund are the property of the Fund,

(ii)to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, the Sub-adviser may retain copies of such records.

7.Reports. The Sub-adviser shall furnish to the Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Sub- adviser and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

8.Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Sub-adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9.Sub-adviser's Use of the Services of Others. The Sub-adviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Sub-adviser or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, as appropriate, or in the discharge of Sub-adviser's overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

10.Limitation of Liability of the Sub-adviser. Neither the Sub-adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund (at the direction or request of the Sub-adviser) or the Sub-adviser in connection with the Sub-adviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or (ii) any error of fact or mistake of law contained in any report or data provided by the Sub-adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Fund or from reckless disregard by the Sub-adviser or any such person of the duties of the Sub- adviser pursuant to this Agreement.

11.Representations of Sub-adviser. The Sub-adviser represents, warrants, and agrees as follows:

A.The Sub-adviser: (i) is registered with the SEC as an investment adviser under the Advisers Act, and is registered or licensed with the FCA and various other non-U.S. regulatory agencies, and will continue to be so registered or licensed for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act, the SEC, the FCA or applicable law from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable United States, state or United Kingdom requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Fund with a copy of such code of ethics, together with evidence of its adoption.

C.Upon request, the Sub-adviser will provide the Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and any amendments thereto.

12.Term of Agreement. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding voting securities (or otherwise in conformity with the 1940 Act). Unless sooner terminated as provided herein, this Agreement shall continue in effect through March 7, 2024. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the Board, or by vote of a majority of the outstanding voting securities of the Fund; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of any such party(or otherwise in conformity with the 1940 Act); and (c) the Sub-adviser shall not have notified the Adviser and the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. The Sub-adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

13.Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days' prior written notice to the Sub-adviser. This Agreement may also be terminated by the Adviser: (i) on at least 120 days' prior written notice to the Sub-adviser, without the payment of any penalty; (ii) upon material breach by the Sub-adviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Sub-adviser becomes unable to discharge its duties and obligations under this Agreement. The Sub-adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior notice to the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

14.Amendment and Assignment of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if required by the 1940 Act, being approved by vote of a majority of the Fund's outstanding voting securities.

15.Miscellaneous.

A.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

E.Counterparts. Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

F.Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

WITNESS:	T. ROWE PRICE ASSOCIATES, INC.
/s/ Kate Spencer_____________________	By: /s/ Terence M. Baptiste_______________
Kate Spencer, Assistant Vice President	Terence M. Baptiste, Vice President
WITNESS:	T. ROWE PRICE INVESTMENT
MANAGEMENT, INC.
/s Kate Spencer______________________	By: /s/ Terence M. Baptiste_______________
Kate Spencer, Assistant Vice President	Terence M. Baptiste, Vice President